Exhibit 16.1

June 14, 2021

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

We have been furnished with a copy of the response to Item 4.01(a) of Form 8-K for the event that occurred on June 14, 2021, to be filed by our former client, BlueLinx Holdings Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO USA, LLP
BDO USA, LLP